Exhibit 99.1

KMG Announces Realignment of Hydrofluoric Acid Operations

HOUSTON, Texas — (BUSINESS WIRE) — October 13, 2014 — KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced a plan to optimize its hydrofluoric acid (HF) operations. This strategic initiative involves the cessation of HF operations in Bay Point, California in the first calendar quarter of 2015 and the subsequent decommissioning of manufacturing equipment in Bay Point. Since 2010, KMG has had HF produced in Bay Point under a toll manufacturing agreement with Chemtrade Logistics (formerly the site was owned by General Chemical). Recently, KMG and Chemtrade mutually decided not to renew this agreement, and KMG has secured alternate supply for its HF requirements.

“We continuously pursue opportunities to optimize our businesses and enhance our offering to our customers. By realigning our Electronic Chemicals hydrofluoric acid operations, we will reduce our costs and improve our product quality,” said Chris Fraser, KMG’s chairman and CEO. “This initiative enables us to more fully leverage our state-of-the-art Pueblo, Colorado facility to support purification, packaging and analytical services for HF, ensuring that KMG continues to meet our customers’ future requirements for increasingly pure HF.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Kind regards,

Eric Glover, CFA

Investor Relations Manager